Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of New Energy Technologies, Inc. (formerly Octillion Corp.) of our report dated December 13, 2010, on our audits of the consolidated balance sheets of New Energy Technologies, Inc. and Subsidiaries ("the Company") (a development stage company) as of August 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and for the cumulative period from May 5, 1998 (inception), to August 31, 2010.

Our report, dated December 13, 2010, contains an explanatory paragraph that states that the consolidated financial statements have been prepared assuming the Company will continue as a going concern.  The Company has experienced recurring losses from operations since inception, and has a substantial accumulated deficit.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
March 15, 2011